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                                                                    EXHIBIT 11.1

                         NEXSTAR PHARMACEUTICALS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


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
                                               Three Months Ended                      Nine Months Ended
                                                  September 30,                           September 30,
                                          -----------------------------          --------------------------------
                                             1998              1997                  1998                1997
                                          -----------      ------------          -----------         ------------
BASIC:
Net income (loss)                         $19,460,000      $(22,019,000)         $13,527,000         $(40,003,000)
                                          ===========      ============          ===========         ============

Weighted average shares outstanding
  during the period                        28,537,000        26,524,000           27,980,000           26,465,000
                                          ===========      ============          ===========         ============

Net income (loss) per common share        $      0.68      $      (0.83)         $      0.48         $      (1.51)
                                          ===========      ============          ===========         ============
DILUTED:
Unadjusted net income (loss)              $19,460,000      $(22,019,000)         $13,527,000         $(40,003,000)
Interest impact of assumed conversion of
  convertible subordinated debentures,
  net of taxes                              1,225,000                --                   --                   --
                                          -----------      ------------          -----------         ------------
Net income (loss), as adjusted            $20,685,000      $(22,019,000)         $13,527,000         $(40,003,000)
                                          ===========      ============          ===========         ============

Applicable common shares:
Weighted average shares outstanding
  during the period                        28,685,000        26,524,000           27,980,000           26,465,000
Shares assumed issued for stock options       564,000                --              805,000                   --
Shares assumed issued for warrants             68,000                --               68,000                   --
Less: treasury stock assumed purchased       (421,000)               --             (587,000)                  --
Shares assumed issued from conversion of
  convertible subordinated debentures       4,741,000                --                   --                   --
                                          -----------      ------------          -----------         ------------
Total                                      33,489,000        26,524,000           28,266,000           26,465,000
                                          ===========      ============          ===========         ============

Net income (loss) per common share        $      0.62      $      (0.83)         $      0.48         $      (1.51)
                                          ===========      ============          ===========         ============
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